Exhibit 10.6

LOAN MODIFICATION AGREEMENT

BORROWER	LENDER	LOAN NUMBER
Greenkraft Inc., a California corporation 2530 South Birch Street Santa Ana, CA 92707	Pacific Premier Bank 17901 Von Korman Ave., Suite 1200 Irvine, CA 92614 (949) 864-8000	56-800308-15

THIS LOAN MODIFICATION AGREEMENT (the "Agreement") is made as of July 15, 2013, by and among Greenkrait Inc., a California corporation ("Borrower") and Pacific Premier Bank ("Lender") with reference to the following facts:

A.          Borrower entered into a loan. (the "Loan") evidenced by a Promissory Note dated March 13, 2012, payable to Lender in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the "Note"), The Loan has been modified in accordance with that certain Loan Modification Agreement dated May 10, 2013 (the "Prior Modification").

B.          The Note is secured by, among other things, a Deed of Trust dated March 13, 2012 ("Deed of Trust") and two Commercial Security Agreements each dated March 13, 2012 (the "Security Agreements"). The Loan is also subject to a Business Loan Agreement dated March 13, 2012 (the "Business Loan Agreement").

C.          Repayment of the Note is guaranteed by C.B.E., LLC; First Standard Real Estate, LLC; The Gemayel Family Trust dated May 18, 2007; George Gemayel (collectively, "Guarantors").

D.          Borrower is also indebted to George Gemayel (`"Subordinated Creditor"). In the Subordination Agreement dated March 13, 2012 (the "Subordination Agreement"), Subordinated Creditor subordinated the indebtedness Borrower owes to him to the indebtedness Borrower owes to Lender.

E.          The Note, Security Agreements, Business Loan Agreement, Prior Modification and all other loan documents given to Lender either evidencing the Loan or to induce Lender to make or modify the Loan are referred to collectively as the "Loan Documents".

F.          Insofar as the Loan Documents do not prohibit certain modifications upon written agreement between the parties, the parties hereby agree to modify the terms of the Loan subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises herein contained, the parties hereto agree as follows:

1.          Loan Modification. The Note and other Loan Documents are hereby amended as follows:

1.1         Maturity Date, The maturity date of the Note is hereby extended to December 10, 2013 (the"Maturity Date"). Borrower will continue to pay regular monthly payments of all accrued unpaid interest due as of each payment date until the Maturity Date. On the Maturity Date, Borrower will pay the Loan in one payment of all outstanding principal plus all accrued unpaid interest and all other amounts owed under the Note.

1.2         Credit Limit. The maximum principal amount of the Note is hereby changed to Two Million Dollars ($2,000,000.00).

In all other respects, Borrower acknowledges and agrees that all terms, conditions and provisions of the Loan Documents are continued in full force and effect, except as specifically set forth above, and remain unaffected and unchanged. This Agreement in no way acts as a release or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the Deed of Trust, the Security Agreements and the Loan Documents, or the priority thereof. Such liens, security interests and rights are hereby ratified, confirmed, renewed and extended in all respects.

2.         Full Force and Effect. The Loan Documents, any other security for payment of the Note, and all rights, remedies, titles, liens and equities securing the Note as hereby modified and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the holder of the Note and the indebtedness evidenced thereby.

Loan No.56-800308-15

3.           Warranties. Representations and Agreements.

3.1         Borrower hereby ratifies, confirms, acknowledges and agrees that the Loan Documents represent valid, enforceable and collectible obligations of Borrower and that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to any of such documents or instruments. Borrower further acknowledges and represents that no event has occurred and no condition exists which would constitute a default under any of the Loan Documents or this Agreement, either with or without notice or lapse of time or both.

4.           Release and Waiver of Claims. In consideration of Lender's agreement to enter into this Agreement, Borrower hereby agrees as follows:

4.1        Release of All Claims. Borrower, on behalf of itself its general partners, its members, its officers, its affiliates and its and their successors and assigns (collectively, the "Releasing Parties"), hereby releases and forever discharges Lender and all of its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, advisors, and its and their successors and assigns (collectively, the "Released Parties") from any and all claims, demands, debts, liabilities, contracts, obligations, accounts, torts, causes of action or claims for relief of whatever kind or nature, whether known or unknown, whether suspected or unsuspected, which the Releasing Parties may have or which may hereafter be asserted or accrue against Released Parties, or any of them, resulting from or in any way relating to any act or omission done or committed by Released Parties, or any of them, arising directly or indirectly out of the Loan, the Loan Documents, the transactions evidenced or contemplated thereby, the collateral securing the Loan; the approval, the origination, the funding and the closing of the Loan; the review, approval, or disapproval of any and all documents, instruments, insurance and all other items submitted to Lender in connection with the Loan; the disbursements of funds under the Loan; the modification of the Loan made pursuant to this Agreement; Lender's acts, statements, conduct, representations and omissions made in connection with the modification of the Loan, including, without limitation, the terms and conditions of this Agreement any fact, matter, transaction or event relating thereto; or the relationships existing or transactions or dealings occurring between Lender and Borrower up to and as of the date of this Agreement (the "Claims").

4.2        Release Includes Unknown Claims. The release described in the immediately preceding paragraph and in this paragraph applies to all Claims which the Releasing Parties have or which may hereafter arise against the Released Parties, or any of them, as a result of acts or omissions occurring before the date of this Agreement, whether or not known or suspected by the Parties hereto. Borrower expressly acknowledges that, although it may be that ordinarily a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor, which if known by him must have materially affected his settlement with the party released, it has carefully considered and taken into account in determining to enter into this Agreement the possible existence of such unknown losses or Claims.

Without limiting the generality of the foregoing, Borrower expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the releasing party does not know or suspect to exist in the releasing party's favor at the time of executing the release, which if known by the releasing party must have materially affected the releasing party's settlement with the released party, including, without limitation, the following provisions of California Code of Civil Procedure Section 1542;

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

4.3        Complete Defense. This release by Releasing Parties shall constitute a complete defense to any claim, cause of action, defense, contract, liability, indebtedness, obligation, liability, claim or cause of action exists which is within the scope of those hereby released.

4.4        No Reliance. Borrower hereby acknowledges that it has not relied upon any representation of any kind made by Lender in making the foregoing release.

Loan No.56-800308-15

5.           Conditions Precedent to this  Agreement. This Agreement is contingent upon the satisfaction of the following conditions precedent:

5.1        Lender shall have received a certified resolution from Borrower authorizing (i) its modification of the Loan pursuant to this Agreement, and (ii) the execution and delivery of this Agreement by the person(s) signing the same on behalf of Borrower;

5.2        Borrower shall have signed and delivered this Agreement to Lender; and

5.3        Guarantors, Subordinated Creditor, and Grantor shall have signed and delivered to Lender the consents and reaffirmations attached to this Agreement.

5.4        Borrower shall have paid Lender a renewal fee of $2,500.

6.           General.

6.1        Borrower shall execute such additional documents as Lender may require to fully effectuate the intent of this Agreement.

6.2        If any action, suit or other proceeding is brought to enforce the obligations of the undersigned under this Agreement, the prevailing party shall be entitled to receive all of such party's costs and expenses of suit, including attorneys' fees, incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

As used in this Agreement, attorneys' fees shall mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

6.3        This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument

7.           Satisfaction of Conditions. If the conditions precedent set forth in this Agreement are not satisfied on or before July 31, 2013, Lender may, at its sole option, declare this Agreement null and void, in which case this Agreement shall have no further force or effect. Lender's waiver of any of the conditions precedent shall not constitute a waiver of the other conditions precedent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BORROWER:

GREENKRAFT INC., A CALIFORNIA CORPORATION

By:	/s/ George Gernayel	By:	/s/ Sosi Bardakjian
	George Gernayel, Secretary of Greenkraft Inc., a California corporation		Sosi Bardakjian, Secretary of Greenkraft Inc., a California corporation

LENDER:

PACIFIC PREMIER BANK

By:
Chris Porcelli, 1st VP/Senior Credit Manager of Pacific Premier Bank

[CONSENTS AND REAFFIRMATIONS APPEAR ON THE FOLLOWING PAGE(S)]